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                                                                    Exhibit 99.1

                                                  Media Inquires: (312) 606-4356
                                              Investor Relations: (312) 606-4125




                BANKRUPTUCY JUDGE DENIES USG MOTION FOR RECUSAL;
                         USG TO SEEK REVIEW OF DECISION

         CHICAGO, February 2, 2004 - Judge Alfred M. Wolin, the district court judge who is presiding over the asbestos personal injury issues in the USG (NYSE: USG) bankruptcy case, today denied a motion by USG to remove him from the case. USG plans to seek review of the decision in the Third Circuit Court of Appeals.

         In November 2003, USG and the Official Committee of Unsecured Creditors in USG's bankruptcy cases filed motions to remove Judge Wolin from presiding over USG's cases. Similar motions for removal were brought by certain creditors in other asbestos-related bankruptcy cases assigned to Judge Wolin. All of these motions were denied by Judge Wolin in the decision issued today.

         USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products; cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution. For more information about USG Corporation, visit the USG home page at www.usg.com.

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